Exhibit 10.1

Corporation
1066 West Hastings Street, Suite 2610
Vancouver, B.C. V6E 3X2

September 19, 2007

CrossCart, Inc.
3727 Buchanan Street
San Francisco CA 94123

Attention: Dr. Kevin R. Stone

Dear Kevin,

This letter sets forth the terms upon which Xeno Transplants Corporation., a Nevada Corporation (“XENO”), proposes to acquire all of the issued and outstanding shares of CrossCart, Inc., a California corporation, (“CCI”) in a share exchange (the “Acquisition”). This letter of intent is subject to the following terms and conditions.

Background

XENO is a publicly held company whose shares are presently trading on the OTC Bulletin Board under the symbol “XENO.” Historical XENO financial statements and other reports filed by XENO with the United States Securities and Exchange Commission (“SEC”) pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”), and the United States Securities Exchange Act of 1934 (the “Exchange Act”) can be found on the SEC’s website www.sec.gov/cgi-bin/srch-edgar (“SEC Edgar Archives”).

XENO presently has authorized, 125 million shares of $.001 par value common stock and 10 million shares of $.001 par value preferred stock, with 41,795,820 shares of common stock, and zero shares of preferred stock, currently issued and outstanding (or in the process of being issued as of the date of this Letter of Intent). Copies of material agreements related to XENO’s issuance of shares and its on-going, day-to-day business activities are discussed in the SEC reports and are available upon request.

1. Proposed Transaction

a.

Acquisition. Subject to a final review and approval by the Board of Directors of XENO, and negotiation and execution of a definitive Acquisition Agreement acceptable to CCI and its counsel, it is hereby agreed that CCI will be acquired as a wholly-owned subsidiary of XENO. In connection with the Acquisition, the shareholders of CCI shall receive a total of 22 million XENO shares of newly issued, fully paid common stock of XENO upon exchange and surrender of their shares in CCI. All of the shareholders of CCI shall agree to exchange all of their shares, including common shares, preferred shares, and any shares issuable upon conversion of debt, for the total of 22 million Xeno shares. Certain liabilities of CCI shall be converted to shares in accordance with the

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schedule included in Appendix A attached to this letter of intent. The share exchange formula shall be determined upon agreement being reached among the CCI shareholders as to the distribution of shares to the various shareholders of CCI.

b.

Options. All of the current outstanding options in Cross Cart will be converted to Xeno options, at a price and expiry to be determined. Additional options will be granted to employees and management etc, all on favorable terms within public company restrictions.

c.

Voting Trust. Kevin R. Stone agrees to negotiate the terms of a voting trust in combination with Elliot Lebowitz, Pensbreigh Holdings Ltd and Valor Invest Ltd whereby all their combined shares will be voted together for any transaction or event involving the following:

	–	a material acquisition or disposal of assets
	–	a change in control
	–	a change in the majority of directors
	–	a change in senior management.

The terms of the voting trust will be detailed in the Definitive Agreement. Kevin R. Stone will contribute the shares of XENO he receives as a result of the Acquisition, to be a minimum of 9,000,000 common shares of XENO, Elliot Lebowitz will contribute 9,000,000 common shares of XENO, Pensbreigh Holdings Ltd will contribute 1,750,000 shares of XENO, and Valor Invest Ltd will contribute 2,000,000 shares of XENO. The voting trust will be in effect for a period of three years.

d.

Board of Directors Representation. The CCI shareholders will have the right to nominate two directors to the Board of Xeno, one of which will be Kevin R. Stone, the other nominee will be subject to approval by the Xeno Board Nominating Committee. There will be a third seat held available for nomination by an investor if one investor or investor group takes a large portion of the financing and requests a Board seat.

e.

Definitive Agreement. The parties shall prepare and execute a definitive acquisition agreement, together with related documentation (collectively, the “Acquisition Agreement”). Consistent with the provisions of this letter of intent, the Acquisition Agreement shall contain covenants, representations and warranties by each of the parties which will survive the Closing Date (as defined below), as well as other customary terms in transactions of this nature, including, without limitation, indemnification and warranty provisions. All representations, warranties and covenants shall survive for a period of one year after Closing. The definitive agreement will include an agreed upon use of proceeds which will generally be consistent with the draft use of proceeds included in Appendix A attached to this letter of intent.

f.	Closing Date. The closing will occur on or before November 30, 2007.

2. Conditions to Closing

The Closing shall be subject to the following conditions:

a.	The completion by XENO of a satisfactory due diligence review of the assets, inventory, equipment, furniture, vehicles, liabilities, business and prospects of CCI, as well as of all other matters reasonably requested by XENO, by November 15, 2007, and a corresponding review of XENO by CCI to be completed by November 15, 2007.

b.	Approval of the Acquisition by the respective Board of Directors of each corporation and by the shareholders of CCI;

c.	The continued operation of the parties’ businesses in the normal course of business between the date hereof and the Closing Date;

d.	The absence of any material deterioration (or negative alteration) of the business and/or prospects of the other party’s business or the value thereof between the date hereof and the Closing Date

e.

Compliance by each party with all regulatory requests, filings, orders, etc., occasioned by the execution of this Letter Agreement or the Acquisition Agreement and/or the receipt of any required approvals, licenses, etc.;

f.	The delivery by CCI of its financial statements for the last three years.

g.

Payment of $250,000 to CCI, on or before October 30, 2007, in the form of a non- refundable deposit. In the event that the Acquisition does not close the $250,000 will be converted to an investment in CCI by XENO on the same terms as the next financing obtained by CCI. In the event that Xeno advances a partial payment prior to October 30, 2007, any amount advanced is to be credited towards the $250,000 payment. If the $250,000 is not advanced in full on or before October 30, 2007, and an extension is not granted by CCI, this agreement shall be terminated and any partial advances made shall be repaid to XENO by CCI.

h.

A further contribution of $2.25 million in operating capital will be provided by XENO to CCI on or before the Closing date. The parties agree to work together to obtain financing of a minimum of $5 million for the combined entity on terms acceptable to both XENO and CCI to provide the funding necessary for the $2.25 million in operating capital for CCI and to provide operating capital for XENO.

3. Exclusive Dealing

Each party agrees that, unless negotiations concerning the Acquisition Agreement between XENO and CCI are terminated as provided herein, CCI will not directly or indirectly solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal from any other person relating to a possible Acquisition, acquisition or sale of all or substantially all of the stock or the assets or business thereof with any other party or provide any information to any other party in connection with any such possible sale or disclose any information where the other party has reason to believe that such information may be utilized to evaluate a possible sale or other transfer of the assets or business thereof.

In the event that the $250,000 payment due to CCI from XENO on or before October 30, 2007 is not made by that date the Exclusive Dealing provision shall be terminated and each party will no longer be bound by this provision.

4. Actions Prior to Closing

Each party agrees to cooperate with each other in good faith in the negotiation and execution of the Acquisition Agreement, the completion of all related agreements and other necessary documentation. Each party will also use their respective best efforts to obtain promptly all necessary third-party consents and to satisfy all conditions to the consummation of the Acquisition. Except as provided herein, during the period between the date hereof and consummation of the Acquisition, neither party shall;

a.	Sell, lease, assign, transfer or otherwise dispose of any of their material assets, including cash;

b.	Agree to, or assume, guarantee, endorse or otherwise in any way be or become responsible or liable for, directly or indirectly, any material contingent obligation;

c.	Make any material capital expenditures;

d.

Enter into any transaction concerning a Acquisition or consolidation other than with the other party hereto or liquidate or dissolve itself (or suffer any liquidation or dissolution) or convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of related transactions, all or a substantial part of its property, business, or assets, or stock or securities convertible into stock of any subsidiary, or make any material change in the present method of conducting business;

e.

Declare or pay any dividends or make any other distribution (whether in cash or property) on any shares of its capital stock or purchase, redeem, retire or otherwise acquire for value any shares of its capital stock or warrants or options whether now or hereafter outstanding;

f.	Make or suffer to exist any advances or loans to, or investments in any person, firm, corporation or other business entity not a party to this Letter Agreement;

g.	Enter into any new material agreement or be or become liable under any new material agreement without the approval of the other party;

h.

Create, incur, assume or suffer to exist, any mortgage, pledge, lien, charge, security interest or encumbrance of any kind upon any of its property or assets, income or profits, whether now owned or hereafter acquired.

5. Access to Information; Confidentiality

In connection with the negotiation and preparation of the definitive agreement and other related documents, each party will make available to the other, and their respective representatives, all books, records, documents and other information that may reasonably be requested. Prior to the Closing and thereafter, each party shall keep confidential any non-public information obtained from the other party hereto.

6. Public Announcements

Neither party shall make any public announcement or disclosure of the proposed transaction unless the other party shall have reviewed and consented thereto, which consent shall not be unreasonably withheld or delayed.

7. Expenses

Each party will bear their respective costs and expenses in connection with the execution, delivery and performance of this Letter Agreement and the consummation of the Acquisition, unless otherwise provided in the Acquisition Agreement.

8. Legal Effect: Term

The foregoing description of the understanding between the parties represents a mutual intention and is binding on all parties. If the execution of the Acquisition Agreement has not occurred by November 15, 2007, this letter of intent shall automatically terminate without any further action by the parties hereto, unless otherwise extended in writing signed by the parties hereto. Prior to the termination of this letter of intent, XENO and CCI shall be obligated to negotiate with each other in good faith.

AGREED TO AND ACCEPTED this 20th day of September 2007:

XENO TRANSPLANTS CORPORATION

/s/ Elliot Lebowitz

Elliot Lebowitz
President and CEO

CROSSCART, INC

/s/ Kevin R. Stone

Kevin R. Stone
CEO